Exhibit 10.1

July 21, 2026

ClearSign Technologies Corporation

8023 East 63rd Place, Suite 101

Tulsa, OK 74133

Attention: Colin James Deller, Chief Executive Officer

Re:    Waiver Regarding Restrictions on Sales of Capital Stock

Dear Dr. Deller:

Reference is made to that certain Underwriting Agreement, dated as of May 28, 2026 (the “Agreement”), between ClearSign Technologies Corporation, a Delaware corporation (the “Company”), and Newbridge Securities Corporation (the “Underwriter”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Reference is further made to that certain proposed investment in the Company by Otter Capital LLC, a California limited liability company, pursuant to a stock purchase agreement to be entered into by the Company and Otter Capital LLC on substantially the terms currently contemplated by the Company and Otter Capital LLC as of the date hereof (the “Otter Transaction”).

In consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Underwriter hereby irrevocably and unconditionally waives the restrictions set forth in Section 3.16.1 of the Agreement, including clauses (a), (b) and (c) thereof, solely to the extent necessary to permit the Otter Transaction, including, without limitation, that the Company will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, (b) file or cause to be filed any registration statement with the Commission relating to the offering of any such securities, or (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company.

This waiver shall become effective only upon execution and delivery of this letter by each of the parties hereto (the “Effective Date”) and shall continue from the Effective Date through and including the earlier of (i) the consummation of the closing of the Otter Transaction and (ii) July 31, 2026.

Upon effectiveness, this waiver shall be irrevocable and unconditional and shall not be subject to withdrawal, revocation, modification or rescission by the Underwriter for any reason. This waiver shall be binding upon the Underwriter and its successors and assigns and shall inure to the benefit of the Company, its Subsidiary, their respective successors and assigns, and any counterparty to the transaction covered hereby.

Except as expressly modified by this waiver letter, the terms and provisions of the Agreement shall remain unmodified and in full force and effect. This waiver letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

Please acknowledge your receipt of this waiver letter and your agreement to the foregoing by executing below.

Very truly yours,

NEWBRIDGE SECURITIES CORPORATION

By:	/s/ Chad D. Champion
Name:	Chad D. Champion
Title:	Senior Managing Director, Head of Investment Banking and Capital Markets

Acknowledged and agreed to this on July 21, 2026

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ Colin James Deller
Name:	Colin James Deller
Title:	Chief Executive Officer